UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CAPSTONE TURBINE CORPORATION
(Name of Registrant as Specified In Its Charter)

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August 7, 2015

***PLEASE VOTE TODAY - EVERY VOTE COUNTS***

Dear Stockholder:

We wanted to take this opportunity to remind you to please vote and to highlight our quarterly results.

Total revenue for the first quarter of fiscal 2016 was $27.0 million, up 16% compared to the same quarter a year ago. As a result, we are off to a great start for the fiscal year, with revenue rebounding as we recorded our second-best level of Q1 revenue in our company’s 20-year history. We continued to experience strong revenue from our aftermarket service business and benefitted from strength in our combined heat and power (CHP) business as the energy efficiency market remained robust. Our geographical diversification is also paying off; we are making good progress in developing our markets in Mexico, South America, Africa and the Middle East. These efforts come as we strive to build upon our business in areas with greater opportunities while minimizing our current exposure in Russia.

We believe our recently announced commitment by our global distributors to add 100 salespeople by the end of this calendar year and our increased marketing campaign will strengthen our efforts to capture additional market opportunities. We continue to focus on improving our products, building brand awareness and new channels to market as we build upon our diversified network of strategic distribution partners. All of this, combined with the actions we have taken to improve operating costs, puts us in a strong position for what we believe will be a very important year for our company.

We have previously mailed you information relative to the Annual Meeting of Stockholders of Capstone Turbine Corporation to be held on August 27, 2015. According to our latest records, we have not yet received your vote.  The Annual Meeting is now only a short time away.  It is important that you vote your shares by following the instructions on the enclosed Voting Instruction Form today in order to make sure that your shares will be voted at the meeting in accordance with your desires.  If you hold your shares in the name of a brokerage firm, your broker cannot vote your shares on certain of these proposals unless they receive your specific instructions.

The Board of Directors recommends that you vote FOR proposals 1, 2, 3, 4 and 5. The Board of Directors believes that the amendment to the Certificate of Incorporation which will allow for a reverse stock split is important for three reasons.  First, the Board of Directors believes that a reverse stock split will likely be necessary to maintain the listing of our Common Stock on the Nasdaq Capital Market.  Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.  Third, the Board of Directors believes that the split will further facilitate potential future financings.  The approval of the amendment to Capstone’s Certificate of Incorporation (proposal 2) requires the affirmative vote of a majority of the outstanding shares.

Please vote your shares by following the instructions on the enclosed Voting Instruction Form today.  In the event that more than one vote is received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for your cooperation and continued support.

Sincerely,

Darren Jamison

President and Chief Executive Officer